UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8‑K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	March 5, 2009

TOR Minerals International, Inc.
 (Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

0-17321 (Commission File Number)	74-2081929 (IRS Employer Identification No.)
722 Burleson Street Corpus Christi, Texas (Address of Principal Executive Offices)	78402 (Zip Code)

(361) 883-5591
(Registrant's Telephone Number, Including Area Code)

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

___	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
___	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
___	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
___	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off Balance Sheet Arrangement.

TOR Minerals International, Inc. (the "Company") received notification from Bank of America, N.A. (the "Bank") on March 5, 2009 of the Bank's decision to terminate the existing credit relationship (the "Credit Agreement") with the Company and require the Company to pay off all outstanding indebtedness within the Bank by April 1, 2009, in an amount of approximately $2,456,000.  The Credit Agreement with the Bank consists of the following:

•         Line of Credit, secured by the accounts receivable and inventory of the Company's US operation, in the amount of $1,600,000

•         Real Estate Term Loan, secured by the real estate of the Company's US operation, in the amount of $539,000; and

•         Term Loan, secured by the property, plant, equipment, accounts receivable and inventory of the Company's US operation, in the amount of $317,000

As reported in our 10-Q filings with the Securities and Exchange Commission for the quarters ended June 30 and September 30, 2008, the Company's borrowing with the Bank requires, among other things, compliance with certain financial covenants, specifically a Consolidated Fixed Charge Ratio and a Consolidated Funded Debt to EBITDA Ratio, on a quarterly basis.  As a result of the operating losses incurred throughout 2008, the Company was not in compliance with these ratio covenants under our Credit Agreement with the Bank.

On March 9, 2009, the Bank notified the Company that it now believes that pay off by April 1, 2009 is not commercially reasonable for the Company given the current credit market conditions and the amount of time necessary for the Company to establish a corporate lending relationship with a new financial institution.  Therefore, the Bank has notified the Company that it is considering an extension to the Credit Agreement on the condition, among other things, that the Company raise additional equity capital and that one or more members of the Company's Board of Directors execute personal guaranties of the Credit Agreement in favor of the Bank.  The actual terms and conditions upon which the Bank may grant an extension is subject to satisfactory due diligence, necessary credit approval and such other terms and conditions as may be required by the Bank.

There can be no assurance that the Bank will extend the Credit Agreement on terms favorable to the Company or at all or that the Company would be able to meet any of the conditions required by the Bank in order for the Company to obtain an extension.  If the Company is unable to obtain an extension, the Company does not have sufficient liquidity to pay off the indebtedness owed to the Bank, and the Bank would be entitled to exercise all of its rights and remedies as a secured lender under the Credit Agreement.

In addition, the Company's two subsidiaries, TOR Minerals Malaysia, Sdn. Bhd. ("TMM") and TOR Processing and Trade, BV ("TPT") have short-term credit facilities and term loans at banks in Malaysia and the Netherlands, respectively.  At December 31, 2008, TMM's utilization under the credit facilities and term loans with HSBC Bank Malaysia, Bhd. ("HSBC") and RHB Bank, Bhd. ("RHB") totaled $2,205,000 and TPT's utilization under the credit facility and term loans with Rabobank totaled $3,082,000.  The credit facilities with HSBC, RHB and Rabobank are subject to demand provisions and are subject to certain subjective acceleration covenants based on the judgment of the banks.  While the banks have made no indication that they will demand payment of the debt in Malaysia or in the Netherlands, there can be no assurances that this debt will not be called for payment.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.
TOR MINERALS INTERNATIONAL, INC. _____________________ (Registrant)

Date: March 10, 2009	/s/ BARBARA RUSSELL
Barbara Russell Acting CFO and Controller